Senior Care Centers, LLC Independent Auditor’s Report and Consolidated Financial Statements December 31, 2015 and 2014

Senior Care Centers, LLC
December 31, 2015 and 2014

Independent Auditor’s Report

Board of Directors
Senior Care Centers, LLC
Dallas, Texas

We have audited the accompanying consolidated financial statements of Senior Care Centers, LLC (the “Company”), which comprise the balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity and cash flows for each of the years in the three- year period ended December 31, 2015, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Board of Directors
Senior Care Centers, LLC

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Centers, LLC (the “Company”) as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.
/s/ BKD, LLP
Springfield, Missouri
March 9, 2016

Senior Care Centers, LLC
Consolidated Balance Sheets
December 31, 2015 and 2014

Assets
	2015	2014

Current Assets
Cash	$9,092,366	$7,903,135
Restricted deposits and funded reserves - current	19,416,270	6,952,638
Patient accounts receivable, net of allowance;
2015 - $21,900,000, 2014 - $8,022,000	150,551,529	46,219,435
Management fees receivable, net of allowance;
2015 - $0, 2014 - $0	—	6,579,648
Patient accounts receivable, ancillary, net of allowance;
2015 - $626,000, 2014 - $906,000	9,483,397	8,286,896
Accounts receivable, other	1,565,928	367,797
Prepaid expenses and other	6,482,110	3,540,924
Total current assets	196,591,600	79,850,473

Restricted Deposits and Funded Reserves	1,054,500	1,996,001

Investment in Affiliates	2,181,129	2,420,770

Property and Equipment, Net of Accumulated Depreciation	27,880,149	8,029,506

Other Assets
Deferred financing costs	1,674,629	84,156
Lease and other deposits	13,737,714	2,597,399
Goodwill	23,871,919	4,248,767
Favorable leases, net	23,035,495	—
Other intangibles, net	640,050	—
Leasehold acquisition costs, net	2,600,000	2,800,000
	65,559,807	9,730,322

Total assets	$293,267,185	$102,027,072

See Notes to Consolidated Financial Statements

Liabilities and Members’ Equity
	2015	2014

Current Liabilities
Current maturities of long-term debt	$13,040,923	$1,498,372
Accounts payable	46,749,978	14,951,999
Accrued salaries, payroll taxes and compensated absences	20,656,216	16,421,891
Other accrued expenses	42,437,928	19,502,548
Tenant deposits	461,273	15,276

Total current liabilities	123,346,318	52,390,086

Long-Term Debt	119,386,056	21,744,126

Unfavorable Leases, Net	9,007,750	—

Accrued Facility Rent	23,336,548	17,202,652

Total liabilities	275,076,672	91,336,864

Members’ Equity
Total Senior Care Centers, LLC members' equity	18,190,513	5,120,261
Noncontrolling interest	—	5,569,947

Total members' equity	18,190,513	10,690,208

Total liabilities and members' equity	$293,267,185	$102,027,072

Senior Care Centers, LLC
Consolidated Statements of Operations
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Net Patient Service Revenue	$760,057,383	$383,778,776	$270,204,861

Management Fees	2,840,406	11,124,625	821,490

Other Revenue	3,274,286	1,584,237	1,220,899

Total revenue	766,172,075	396,487,638	272,247,250

Expenses
Salaries, wages and benefits	368,707,029	189,121,961	131,103,004
Other operating	232,195,669	122,451,621	83,685,438
Provision for uncollectible accounts	12,607,833	9,323,399	5,939,138
Facility rent	114,515,938	58,880,013	47,679,231
Interest	4,965,740	1,726,788	1,574,769
Depreciation and amortization	6,187,943	2,547,011	2,325,505
Start-up costs	3,281,738	2,561,648	1,975,600
Accrued facility rent	5,565,233	3,085,436	2,859,702

Total expenses	748,027,123	389,697,877	277,142,387

Income (Loss) Before Equity in Net Income (Loss) of Affiliates	18,144,952	6,789,761	(4,895,137)

Equity in Net Income (Loss) of Affiliates	181,130	(531,046)	(59,933)

Net Income (Loss)	$18,326,082	$6,258,715	$(4,955,070)

Amounts Attributable to Noncontrolling Interest
Net income (loss)	$18,326,082	$6,258,715	$(4,955,070)
Less: net income attributable to the noncontrolling interest	(409,503)	(1,321,180)	—

Net income (loss) attributable to Senior Care Centers, LLC	$17,916,579	$4,937,535	$(4,955,070)

See Notes to Consolidated Financial Statements    4

Senior Care Centers, LLC
Consolidated Statements of Members’ Equity
Years Ended December 31, 2015, 2014 and 2013

	Senior Care Centers, LLC Members' Equity	Noncontrolling Interest	Total

Members' Equity, January 1, 2013	$9,769,721	$—	$9,769,721

Distributions	(1,564,583)	—	(1,564,583)

Net loss	(4,955,070)	—	(4,955,070)

Members' Equity, December 31, 2013	3,250,068	—	3,250,068

Contributions	—	4,248,767	4,248,767

Distributions	(3,067,342)	—	(3,067,342)

Net income	4,937,535	1,321,180	6,258,715

Members' Equity, December 31, 2014	5,120,261	5,569,947	10,690,208

Purchase of subsidiary membership units
from noncontrolling interest	—	(5,979,450)	(5,979,450)

Distributions	(4,846,327)	—	(4,846,327)

Net income	17,916,579	409,503	18,326,082

Members' Equity, December 31, 2015	$18,190,513	$—	$18,190,513

See Notes to Consolidated Financial Statements    5

Senior Care Centers, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Operating Activities
Net income (loss) before attribution of noncontrolling interest	$18,326,082	$6,258,715	$(4,955,070)
Net income attributable to noncontrolling interest	(409,503)	(1,321,180)	—
Net income (loss) attributable to Senior Care Centers, LLC	17,916,579	4,937,535	(4,955,070)
Reconciling adjustments
Depreciation and amortization	6,187,943	2,547,011	2,325,505
Accrued facility rent	5,565,233	3,085,436	2,859,702
Gain on sale of affiliate	(736,011)	—	—
Losses (gains) of affiliates	(181,130)	531,046	59,933
Distributions received from affiliates	229,866	300,070	359,385
Changes in
Accounts receivable (patient, ancillary and other)	(82,431,125)	(20,235,693)	(1,743,068)
Management fees receivable	93,619	(6,288,595)	1,617,286
Prepaid expenses and other	(1,198,714)	(1,298,690)	176,975
Accounts payable and accrued expenses	43,020,450	25,600,498	3,903,003
Tenant deposits	445,997	(2,909)	(12,950)
Noncontrolling interest	409,503	1,321,180	—

Net cash provided by (used in) operating activities	(10,677,790)	10,496,889	4,590,701

Investing Activities
Net payments to restricted deposits and funded reserves	(7,123,614)	(2,337,285)	(1,932,141)
Purchase of property and equipment	(10,044,620)	(3,467,353)	(2,499,828)
Investment in affiliate	(2,000,000)	—	—
Payment of leasehold acquisition costs	—	(3,000,000)	—
Payment of lease and other deposits	(4,436,536)	(153,446)	(257,475)
Payments for business acquisitions	(60,077,971)	—	—
Cash acquired in business acquisition	1,488,765	—	—
Proceeds from sale of equity investments	3,100,000	—	—

Net cash used in investing activities	(79,093,976)	(8,958,084)	(4,689,444)

See Notes to Consolidated Financial Statements    6

Senior Care Centers, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Financing Activities
Proceeds from issuance of long-term debt	$132,857,337	$14,045,000	$10,000,000
Principal payments on long-term debt	(34,385,876)	(8,244,717)	(6,826,175)
Principal payments on capital lease obligations	(744,216)	(231,335)	(237,968)
Payment of financing costs	(1,919,921)	(123,705)	(208,787)
Distributions paid to members	(4,846,327)	(3,067,342)	(1,564,583)

Net cash provided by financing activities	90,960,997	2,377,901	1,162,487

Increase in Cash	1,189,231	3,916,706	1,063,744

Cash, Beginning of Year	7,903,135	3,986,429	2,922,685

Cash, End of Year	$9,092,366	$7,903,135	$3,986,429

Supplemental Cash Flows Information
Accounts payable incurred for property and equipment	$398,339	$145,169	$122,632
Interest paid	$4,496,857	$1,743,695	$1,712,276
Capital lease obligations incurred for property and equipment	$75,349	$218,528	$322,198
Noncontrolling interest granted in business combination	$—	$4,248,767	$—

The Company purchased all of the membership units of CTLTC Real Estate, LLC and paid cash of $41,520,015. At March 31, 2015, CTLTC Real Estate, LLC owed the Company for management fees, payroll costs and rehabilitation therapy services of $11,461,432 which was settled as part of the business combination. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$81,088,853
Fair value of noncontrolling interest acquired	5,979,450
Amount paid for the membership units	(52,981,447)

Liabilities assumed	$34,086,856

See Notes to Consolidated Financial Statements    7

The Company purchased all of the membership units of a hospice company and a rehabilitation therapy company in Louisiana for $18,557,956. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$19,133,257
Cash paid for the membership units	(18,557,956)

Liabilities assumed	$575,301

See Notes to Consolidated Financial Statements    8

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 1:	Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Senior Care Centers, LLC (the “Company”) started operations in 2009. At December 31, 2015, the Company operated ninety-eight skilled nursing facilities, eleven assisted living facilities, two rehabilitation therapy companies, one investment company, four hospice facilities, two pharmacy companies, a wellness company, a contract medical staff company and one parent company, which are located in Texas and Louisiana. The skilled nursing facilities have a total of approximately 12,510 beds and the assisted living facilities have 860 beds. All of the skilled nursing facilities are Medicaid and Medicare certified.
Senior Care Center Management, LLC is the management company for all of the operations of the companies included in the consolidated financial statements. Senior Care Center Management, LLC also managed the operations of 28 skilled nursing facilities and 8 assisted living facilities during 2014. After the Company executed a transaction effective April 1, 2015, the Company no longer managed operations for any external parties.
The Company executed a transaction effective January 1, 2014, that significantly impacted the operating structure of the Company. The Company entered into lease agreements to operate ten additional skilled nursing and one assisted living facility. The Company established new legal entities included in SCC Granite Trisun Portfolios #1, #2 and #4 which are wholly owned subsidiaries of Senior Care Centers, LLC and will be managed by Senior Care Center Management, LLC. The Company paid $3,000,000 to the previous lessors of the SCC Granite Trisun Portfolios as consideration for terminating the previous leases on the properties. See further discussion of leasehold acquisition costs in Note 1. The Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with another therapy provider. After the transaction, the Company retained an 85% ownership interest in the surviving company and the other for-profit provider retained a 15% minority ownership. This business combination is further described in Note 13. Senior Care Center Management, LLC entered into a master management agreement to manage an additional 31 skilled nursing facilities and 8 assisted living facilities. Three skilled nursing facilities were subsequently divested during 2014. See further discussion of management fees included in Note 1.
The Company executed multiple transactions throughout 2015 that significantly expanded the operations of the Company. The Company established several new legal entities which are wholly owned subsidiaries of Senior Care Centers, LLC, and all of the new operating portfolios are managed by Senior Care Center Management, LLC. See further discussion of the additional leasing arrangements entered into for the various portfolios described below in Note 10, and additional debt obtained in Note 9.

•	Paramount Portfolio - On February 1, 2015, the Company entered into lease agreements to operate fourteen skilled nursing facilities.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

•
CTLTC Portfolio - On April 1, 2015, the Company entered into a membership interest purchase agreement, executing its purchase option to acquire all of the outstanding membership units of CTLTC Real Estate, LLC which operated 28 skilled nursing facilities and 8 assisted living facilities previously managed by Senior Care Center Management, LLC a pharmacy company and the remaining 15% noncontrolling interest of Senior Rehab Solutions, LLC as described above. This business combination is further described in Note 13. During 2015, two of the skilled nursing facilities and one assisted living facility were divested after the transaction.

•	Momentum and Rio Grande Portfolios - On June 30, 2015, the Company entered into lease agreements to operate five skilled nursing facilities in total.

•
Vegas Portfolio - On September 1, 2015, the Company entered into a master purchase agreement to acquire all of the membership units of four hospice facilities, the assets of a rehabilitation therapy company and a minority interest in a pharmacy company. This business combination is further described in Note 13. The Company also entered into lease agreements to operate eight skilled nursing facilities and one assisted living facility.

•	SCC LTC Portfolio #1 - On November 1, 2015, the Company entered into a lease agreement to operate two skilled nursing facilities that were added to an existing portfolio.

•	Socorro Portfolio #1 - On December 1, 2015, the Company entered into a lease agreement to operate a new skilled nursing facility.
Principles of Consolidation
The consolidated financial statements include the accounts of the parent company and its wholly owned subsidiaries, as follows:
Senior Care Centers, LLC (parent company)
SCC Senior Care Investments, LLC
Senior Care Centers Home Health, LLC
Senior Care Center Management, LLC
CTLTC Real Estate, LLC
Trisun Healthcare, LLC
SCC Hospice Holdco, LLC
Senior Care Center Management II, LLC
MBS Pharmacy – Ft. Worth
Senior Rehab Solutions North Louisiana, LLC
Nicoya Health and Lifestyle Management, LLC
Canopy Medical Staffing, LLC
Harden Pharmacy, LLC
Senior Rehab Solutions, LLC

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

The following table describes the various operating portfolios of the Company.

Portfolio Name	Type of Operations	Effective Date

SCC Granite Portfolio #1	skilled nursing and assisted living	May 1, 2009
SCC Granite Portfolio #2	skilled nursing	December 1, 2009
SCC NHP Portfolio #1	skilled nursing	July 1, 2010
SCC LTC Portfolio #1	skilled nursing	December 1, 2010
SCC Sabra Portfolio #1	skilled nursing	January 1, 2011
SCC Hidalgo Portfolio #1	skilled nursing	July 22, 2013
SCC Granite Trisun Portfolio #1	skilled nursing and assisted living	January 1, 2014
SCC Granite Trisun Portfolio #2	skilled nursing	January 1, 2014
SCC Granite Trisun Portfolio #4	skilled nursing	January 1, 2014
Paramount Portfolio	skilled nursing	February 1, 2015
CTLTC Portfolio	skilled nursing and assisted living	April 1, 2015
Momentum Portfolio	skilled nursing	June 30, 2015
Rio Grande Portfolio	skilled nursing	June 30, 2015
Vegas Portfolio	skilled nursing assisted living and hospice	September 1, 2015
Socorro Portfolio	skilled nursing	December 1, 2015

All significant intercompany accounts and transactions have been eliminated in consolidation.
Limited Liability Company
The Company operates as a limited liability company. Generally, the liability of the members is limited to their member contributions, with certain exceptions and limitations for some unit holder classes. The rights, preferences and privileges of members vary by type of unit class.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Restricted Deposits and Funded Reserves
The Company is required by its operating lease agreements to deposit funds into capital expenditures reserve accounts monthly. The Company can request reimbursement from the lessors from these accounts for capital expenditures made to maintain the leased premises.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

The following table summarizes each of the Company’s required deposits per the Company’s respective lease agreements:

Portfolio	Capital Reserve Requirements

SCC Granite Portfolio #1	$550 per bed (potentially $600 in 6th year)
SCC Granite Portfolio #2	$42,000 per facility
SCC NHP Portfolio #1	$205 -$875 per bed (1)
SCC LTC Portfolio #1	$400 per bed (3)
SCC Sabra Portfolio #1	$350 per bed
SCC Hidalgo Portfolio #1	$350 per bed
SCC Granite Trisun Portfolio #1	$550 per bed
SCC Granite Trisun Portfolio #2	$550 per bed
SCC Granite Trisun Portfolio #4	$550 per bed
Paramount Portfolio	$205-$875 per bed (1)
CTLTC Portfolio	$205-$875 per bed (1)(2)
Momentum Portfolio	$450 per bed
Rio Grande Portfolio	$450 per bed
Vegas Portfolio	$205-$875 per bed (1)
Socorro Portfolio	$350 per bed
(1) Graduated rate based on facility age as well as number of beds
(2) Some operating entities do not have a capital expenditure reserve requirement
(3) The lease agreement states a minimum balance of capital expenditure funds that have to be maintained with the lessor for the remaining lease term of $476,000 by August 1, 2015, and $577,600 by August 1, 2017.

The Company also deposits funds for property taxes and property insurance.  The Company requests reimbursement upon the payment of insurance premiums. Restricted deposits and funded reserves expected to be used within the next year have been included with current assets on the consolidated balance sheets. All deposits and reserves are held by the lessors.
Property Taxes
The Company deposits funds with the lessors monthly for property taxes. The Company recorded property tax expense of approximately $8,198,000, $3,850,000 and $2,885,000 for the years ended December 31, 2015, 2014 and 2013, respectively.
Cash
The Company’s cash accounts include zero balance accounts for each entity that sweep into a master account each day. At December 31, 2015, the Company’s cash accounts exceeded federally insured limits by $16,140,000 due to the concentration of funds in the master account.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Patient Accounts Receivable
The Company reports patient accounts receivable for services rendered at net realizable amounts from third-party payers, residents and others. The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables, historical collection information and existing economic conditions. As a service to the residents, the Company bills third-party payers directly and bills the resident when the resident’s liability is determined. Patient accounts receivable are due in full when billed. Accounts are considered delinquent and subsequently written off as bad debts based on individual credit evaluation and specific circumstances of the account.
Investment in Affiliates
SCC Senior Care Investments, LLC had a 6.82% ownership in NHP SCC LLC, which it sold effective December 31, 2015. Senior Care Centers Home Health, LLC had a 50% ownership interest in Senior Care Consultants at Home, Ltd. As of December 31, 2014, the Company wrote off its investment due to declining operations. On September 1, 2015, the Company purchased a 37.037% ownership interest in Partners Pharmacy, LLC.
All of the investments in affiliates are reported on the equity method of accounting.
Property and Equipment
Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight‑line method over the estimated useful life of each asset. Assets under capital lease obligations and leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.
Long-Lived Asset Impairment
The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
No asset impairment was recognized during the years ended December 31, 2015, 2014 and 2013.
Deferred Financing Costs
Costs directly associated with acquiring long-term debt are capitalized and amortized to expense over the term of the related debt.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Goodwill
Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.
Favorable and Unfavorable Leases
The Company performed an assessment of the operating lease commitments the Company assumed from CTLTC Real Estate, LLC as part of the Project Ranger II business combination, more fully described in Note 13. The assessment measured each of the operating leases separately to determine if they were favorable or unfavorable based on the given market conditions at the acquisition date. Based on the results of the assessment, leasing arrangements are recognized as either an asset or liability on the consolidated balance sheets, and are being amortized to rental expense over the respective terms of the leases.
Other Intangibles
The Company entered into five-year noncompete agreements with the majority of the sellers of CTLTC Real Estate, LLC, commencing on April 1, 2015, as part of the Project Ranger II business combination. See further discussion in Note 13. The Company performed an assessment to determine the fair value of these agreements at the acquisition date. The recognized asset is being amortized over five years, which is the duration that the sellers are constrained by the covenants.
Leasehold Acquisition Costs
In January 2014, the Company paid $3,000,000 to the previous lessors of the SCC Granite Trisun Portfolios as consideration for terminating the previous leases on the properties. The Company paid the stated amount with a combination of a cash payment, a short-term promissory note and a management fee credit. Leasehold acquisition costs are being amortized on the straight-line basis over the lease term of 15 years.
Net Patient Service Revenue
The Company has agreements with third-party payers that provide for payments to the Company at amounts different from their established rates. Net patient service revenue is reported at the estimated net realizable amounts from residents, third‑party payers and others for services rendered and includes estimated retroactive revenue adjustments. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and such estimated amounts are revised in future periods as adjustments become known.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Management Fees
Senior Care Center Management, LLC is the management company for all of the entities included in the consolidated financial statements and has been the management company for unrelated entities not included in the consolidated financial statements.
Senior Care Center Management, LLC had an existing management agreement for three skilled nursing facilities and one assisted living facility, which expired in September 2013. In addition, Senior Care Center Management, LLC entered into a master management agreement to manage 31 skilled nursing facilities and 8 assisted living facilities, effective January 1, 2014. Three skilled nursing facilities were subsequently divested during 2014. Senior Care Center Management, LLC received management fees based on a percentage of gross revenues, and had the potential to receive additional management fees based on the financial performance of the managed facilities. The Company exercised its purchase option and acquired all of the membership interests in the managed facilities on April 1, 2015. See further discussion of this transaction in Note 13.
Senior Care Center Management, LLC recognizes management fee revenue in accordance with its management agreements as services are rendered. Intercompany management fees have been eliminated in consolidation. Management fees receivable includes amounts due for management fees and for expenses to be reimbursed. The Company provides an allowance for uncollectible management fees based upon a review of outstanding receivables.
The Company was also responsible for all employee obligations of the managed facilities. The employee salary and benefit expenses are paid directly through a separate wholly owned subsidiary Senior Care Center Management II, LLC, which is included in the consolidated financial statements. The Company receives reimbursement for all the managed facilities’ salaries and benefits paid from the unrelated entities which are not included in the consolidated financial statements. Management fee revenues are net of direct pass-through costs, primarily consisting of payroll wages, taxes and related benefits of $22,809,729, $93,701,943 and $6,294,635 for the years ended December 31, 2015, 2014 and 2013, respectively.
Rehabilitation Therapy Services
Senior Rehab Solutions, LLC provides contract rehabilitation therapy services to related skilled nursing facilities included in the consolidated financial statements and to unrelated skilled nursing facilities not included in the consolidated financial statements. Intercompany therapy services have been eliminated in consolidation. The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables.
Effective January 1, 2014, the Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with another therapy provider. The Company acquired another therapy provider on September 1, 2015. These transactions are more fully described in Note 13.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Pharmacy Services
The Company acquired the equity of CTLTC Real Estate on April 1, 2015, which owned and operated a pharmacy company that provided services to enhance the clinical outcomes of its patients in the facilities it operated. See further discussion of this transaction in Note 13. After the acquisition date, pharmaceutical services were provided to related skilled nursing facilities included in the consolidated financial statements and to unrelated skilled nursing facilities not included in the consolidated financial statements. Intercompany pharmacy services have been eliminated in consolidation. The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables.
Income Taxes
The Company is a limited liability company, which is a disregarded entity for income tax purposes. Therefore, taxable income or loss is reported to the members for inclusion in their tax returns and transactions between the Company and its members are disregarded for tax purposes. No provision for federal income taxes is included in these statements. Senior Care Centers, LLC (parent company) is a single member of each of the remaining LLC entities included in the consolidated financial statements, except for Senior Rehab Solutions, LLC, which effective January 1, 2014, the Company owned 85% until April 1, 2015, when the Company acquired the 15% minority interest back as part of the business combination more fully described in Note 13.
Professional Liability Claims
The Company recognizes an accrual for claim liabilities based on estimated ultimate losses and costs associated with settling claims and a receivable to reflect the estimated insurance recoveries, if any. Professional liability claims are described more fully in Note 6.
Members’ Equity
During 2013, the Company granted nonqualified options to purchase up to two million membership units of the Company, pursuant to the 2009 Option Plan Agreement to members of the Board of Directors. The options vest over a four-year period and expire at the earlier of the termination of the services of the option holder or the 10th anniversary of the grant date. The total compensation expense related to these options to be recognized over the four-year vesting period was approximately $220,000 determined using the Black-Scholes model. During 2014, two members of the Board of Directors that were granted options to purchase up to 1.5 million membership units terminated their services, so these options were forfeited.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Reclassifications
Certain reclassifications have been made to the 2014 and 2013 consolidated financial statements to conform to the 2015 consolidated financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Net Patient Service Revenue
The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. The payment arrangements include:
Medicare. The Company is paid under a prospective payment system for Medicare Part A services. Under the prospective payment system there is no additional settlement on the difference between the interim per diem rates paid and actual costs. The Company is paid on a fee schedule basis for Medicare Part B therapy services. There will be no additional settlement on the difference between payments received and actual costs for Part B therapy services.
Medicaid. The Company is reimbursed for services rendered to Title XIX Medicaid patients primarily on the basis of a flat rate per patient day based on the level of medical care provided to the patient. In 2015, Medicaid services in the state of Texas transitioned to managed care. The Company has entered into payment agreements with managed care organizations that have contracts with the state health and human services commission.

Approximately 67%, 69% and 73% of net patient service revenue are from participation in the Medicare and state-sponsored Medicaid programs for the years ended December 31, 2015, 2014 and 2013, respectively.
Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation and change. As a result, it is reasonably possible that recorded estimates will change materially in the near term.
The Company has also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes discounts from established charges and prospectively determined daily rates.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 3:	Concentration of Credit Risk
The Company grants credit without collateral to its residents, most of whom are area residents and are insured under third-party payer agreements. The mix of receivables from residents and third-party payers at December 31, 2015 and 2014, is:

	2015	2014

Medicare	32%	32%
Medicaid	29%	24%
Private pay	4%	6%
Commercial insurance	35%	38%

	100%	100%

Note 4:    Investment in Affiliates
In December 2010, SCC Senior Care Investments, LLC became a 6.82% member in NHP SCC LLC, a Delaware limited liability company formed in May 2010. NHP SCC LLC leases buildings and certain real property to the operating companies included in SCC NHP Portfolio #1. On December 31, 2015, the Company sold its membership interest for $3,100,000. A gain of approximately $736,000 is included in other revenue on the consolidated statements of operations. As of December 31, 2014, this real estate entity had total assets of $77,031,492, and total liabilities of $1,739,093. For the years ended December 31, 2014 and 2013, NHP SCC LLC had net income of $2,073,051 and $1,971,876, respectively. The Company’s investment of $2,420,770 as of December 31, 2014, was reported on the equity method of accounting. Since, NHP SCC LLC derives all of its income from the Company, the equity interest income earned by the Company of $173,081, $164,773 and $144,325 for years ended December 31, 2015, 2014 and 2013, respectively, has been included as a reduction of facility rent on the consolidated statements of operations.
In 2012, Senior Care Centers Home Health, LLC purchased a 50% limited partnership interest in Senior Care Consultants at Home, Ltd., a Texas Limited Partnership, operating under the amended and restated agreement of limited partnership effective March 4, 2009. The Company’s investment was reported on the equity method of accounting. As of December 31, 2014, Senior Care Centers Home Health, LLC wrote off its 50% limited partnership interest due to declining operations.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

On September 1, 2015, the Company purchased a 37.037% interest in Partners Pharmacy, LLC as part of Project Vegas, more fully described in Note 13 for $2,000,000. The Company accounts for its investment on the equity method. Under this method, the Company’s proportionate share of net income is included in the consolidated statements of operations. The investment shown on the consolidated balance sheets represents the initial investment, plus the Company’s pro-rate share of income since acquisition. The income allocation for the year ended December 31, 2015, was $181,129.
The Company’s investment exceeds the underlying equity in net assets. This investment value has been evaluated for impairment based on future cash flows and earnings capacity, as well as the overall ability of the Company to recover its investment amount through increased marketing and integration of its services into the Company’s current operations. The investment was not determined to be impaired and will continue to be carried at its original cost, plus allocated earnings.

Note 5:	Acquired Intangible Assets and Liabilities and Goodwill
The carrying basis and accumulated amortization of recognized intangible assets and liabilities at December 31, 2015 and 2014, were:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets
Favorable leases	$26,193,774	$3,158,279	$—	$—
Noncompete agreements	753,000	112,950
Customer relationships	276,000	276,000	—	—
Leasehold acquisition costs	3,000,000	400,000	3,000,000	200,000
Amortized intangible liabilities
Unfavorable leases	12,561,606	3,553,856	—	—

	$42,784,380	$7,501,085	$3,000,000	$200,000

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Amortization expense for the years ended December 31, 2015, 2014 and 2013, was $588,950, $200,000 and $0, respectively. Favorable and unfavorable leases are being amortized to rental expense over the respective terms of the leases. The net amortization of favorable and unfavorable leases resulted in a decrease of rental expense of $395,577 for the year ended December 31, 2015. Estimated amortization expense and additional rent expense for each of the following five years is:

	Amortization	Additional Rent

2016	$350,600	$(227,137)
2017	350,600	3,432,769
2018	350,600	3,432,769
2019	350,600	1,980,364
2020	237,650	1,784,875
Later years	1,600,000	3,624,105

	$3,240,050	$14,027,745

The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014, were:

	2015	2014

Balance as of January 1	$4,248,767	$—
Goodwill acquired during the year
Project Ranger - Senior Rehab Services, LLC	—	4,248,767
Project Ranger II	1,800,403	—
Project Vegas	17,822,749	—

Balance as of December 31	$23,871,919	4,248,767

The goodwill recognized during 2015 and 2014 is associated with various transactions and allocated to the Company as a whole. These acquisitions are more fully described in Note 13. No goodwill impairment loss has been recognized as of December 31, 2015 or 2014.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 6:	Professional Liability Claims
The Company purchases professional liability insurance on a fixed premium basis under a claims-made policy. The Company has purchased umbrella insurance coverage for claims which may exceed coverage limits. Accounting principles generally accepted in the United States of America require a health care provider to accrue the expense of professional liability claims costs, if any, for any reported and unreported incidents of potential improper professional service occurring during the year by estimating the probable ultimate costs of the incidents. Losses from asserted and unasserted claims identified under the Company’s incident reporting system are estimated based on industry trends as well as other considerations, including the nature of each claim or incident and relevant trend factors. It is reasonably possible that this estimate could change materially in the near term.

Note 7:	Health Insurance
The Company self-insures the health benefits provided to its employees under a group program. The program provides health benefits to the employees of the Company. The Company entered into a contract with a third-party administrator (TPA) to administer this program. The Company entered into a stop-loss insurance contract to protect assets against significant claims expense. Specific stop-loss insurance provides coverage on individual claims incurred in excess of $200,000, $175,000 and $150,000 at December 31, 2015, 2014 and 2013, respectively. Aggregate stop-loss insurance provides coverage on aggregate claims based on a monthly factor and the number of covered units. Estimated amounts are remitted to the TPA periodically. Estimated costs are charged to income when incurred. It is reasonably possible that the Company’s estimate of incurred costs could change materially in the near term.

Note 8:	Workers’ Compensation Insurance
The Company is a nonsubscriber to the Texas workers’ compensation insurance system, and has entered into a contract with a TPA to administer this self-insured plan. The Company has accrued an estimated liability relating to unasserted workers’ compensation claims. It is reasonably possible that the Company’s estimate of losses could change by a material amount in the near term.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 9:	Long-Term Debt

	2015	2014

Line of credit (A) - SCC Granite Portfolio #1	$—	$1,853,741
Line of credit (B) - SCC Granite Portfolio #2	2,430,413	2,430,413
Line of credit (C) - SCC NHP Portfolio #1	—	1,982,277
Line of credit (D) - Various Portfolios	—	8,951,566
Line of credit (E) - SCC Granite Trisun Portfolios	—	4,350,000
Line of credit (F) - Project Ranger II	79,709,044	—
Notes payable (G)	625,000	3,125,000
Note payable - Project Vegas (H)	19,000,000	—
Notes payable - Project Ranger (I)	19,400,000	—
Capital lease obligation - Mesa Vista building (J)	10,536,830	—
Capital lease obligations - buses and beds (K)	725,692	549,501
	132,426,979	23,242,498
Less current maturities	13,040,923	1,498,372

	$119,386,056	$21,744,126

(A)
In December 2009, SCC Granite Portfolio #1 entered into a $7,500,000 revolving line of credit with The PrivateBank and Trust Company. In December 2013, the line was extended through December 31, 2016, and the amount was amended to $5,500,000. In March 2014, the amount was amended to $5,000,000. The line is collateralized by substantially all of the Company’s assets. Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin, or LIBOR base rate plus applicable LIBOR margin. The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $3,500,000 available, issued in connection with the revolving line. Letters of credit issued and outstanding as of December 31, 2015 and 2014, were $0 and $3,146,260, respectively. The line of credit requires compliance with certain restrictive covenants, which includes maintaining a fixed charge coverage ratio and meeting minimum EBITDA requirements. The line of credit was closed in April 2015.

(B)
In December 2009, SCC Granite Portfolio #2 entered into a $2,500,000 revolving line of credit with The PrivateBank and Trust Company. In December 2013, the line was extended through December 31, 2016, and the amount was amended to $2,000,000. In March 2014, the amount was amended back to $2,500,000. The line is collateralized by substantially all of the Company’s assets. Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin, or LIBOR base rate plus applicable LIBOR margin (approximately 4.92% at December 31, 2015). The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $500,000 available, issued in connection with the revolving line. No letters of credit were issued as of December 31, 2015 and 2014. The line of credit requires compliance with certain restrictive covenants, which includes maintaining a fixed charge coverage ratio and meeting minimum EBITDA requirements.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

(C)
In November 2010, SCC NHP Portfolio #1 entered into a $2,500,000 revolving line of credit with The PrivateBank and Trust Company. In December 2013, the line was extended through December 31, 2016, and the amount was amended to $2,000,000. The line is collateralized by substantially all of the Company’s assets. Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin, or LIBOR base rate plus applicable LIBOR margin. The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $1,000,000 available, issued in connection with the revolving line. No letters of credit were issued as of December 31, 2015 and 2014. The line of credit requires compliance with certain restrictive covenants, which includes maintaining a fixed charge coverage ratio and meeting minimum EBITDA requirements. In February 2015, the loan agreement was further amended, and the line was closed in April 2015.

(D)
In April 2011, Mission SCC LLC and Community SCC LLC entered into a $2,500,000 revolving line of credit with The PrivateBank and Trust Company. In October 2011, the line was amended to include Hewitt SCC LLC, SCC Meridian Portfolio #2 and Senior Rehab Solutions, LLC and the revolving line of credit was increased to $7,000,000. In December 2013, the line was amended to include SCC Meridian Portfolio #2, Red Oak SCC LLC, Brownwood SCC LLC and SCC Hidalgo Portfolio #1, and was extended through December 31, 2016, and the amount was increased to $9,000,000. The line is collateralized by substantially all of the Company’s assets. Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin or LIBOR base rate plus applicable LIBOR margin. The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $1,000,000 available, issued in connection with the revolving line. No letters of credit were issued as of December 31, 2015 and 2014. The line of credit requires compliance with certain restrictive covenants, which includes maintaining a fixed charge coverage ratio and meeting minimum EBITDA requirements. The line of credit was closed in April 2015.

(E)
In January 2014, SCC Granite Trisun Portfolios entered into a $12,000,000 revolving line of credit with The PrivateBank and Trust Company. The line decreased to $6,000,000 in September 2014, and expires in December 2016. The line is collateralized by substantially all of the Company’s assets. Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin, or LIBOR base rate plus applicable LIBOR margin. The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $2,000,000 available, issued in connection with the revolving line. The line of credit requires compliance with certain restricted covenants, which includes maintaining a fixed charge coverage ratio. The line of credit was closed in April 2015.

(F)
On April 1, 2015, the Company entered into a $68,000,000 revolving loan commitment, with a $15,000,000 sublimit for the issuance of standby letters of credit with The PrivateBank as the lead arranger as part of an overall credit and security agreement. The revolving loan commitment expires on April 1, 2020. During 2015, the Company entered into multiple modifications of the revolving loan commitment with various lenders that increased the lending commitment to $85,000,000. Monthly interest payments are based on the sum of the LIBOR rate plus the applicable LIBOR margin, with a floor of 4.0% (approximately 4.0% at December 31, 2015).

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

The Company is required to pay a fee of 3.75% for each letter of credit issued. Letters of credit issued and outstanding as of December 31, 2015, were $3,244,552. The line is collateralized by all of the Company’s assets. The agreement requires compliance with certain restrictive covenants, including a minimum EBITDA, minimum current ratio, fixed charge coverage ratio and maximum senior leverage ratio. The line was amended subsequent to year end, see Note 17.

(G)
In July 2013, the Company executed a $5,000,000 unsecured promissory note offering and entered into a master loan agreement with various individual lenders. Beginning April 1, 2014, semiannual principal payments of $625,000 are due, with the final semiannual payment due on maturity on September 30, 2017. Monthly payments of interest on the unpaid principal balance are payable at a rate of 12%. The agreement requires compliance with certain restrictive covenants, including a quarterly debt service coverage ratio and aggregate indebtedness limitation.

(H)
In September 2015, the Company executed a $20,000,000 unsecured promissory note offering with a lessor. Beginning October 1, 2015, principal payments of $333,333 plus interest are due monthly, with the final monthly payment due on maturity on September 1, 2020. Interest rates are stated but vary by loan year and range from 5% to 6%, plus the applicable LIBO rate (approximately 5.6% at December 31, 2015). The line of credit requires compliance with certain restricted covenants, which include maintaining stated amounts of liquidity and net worth, as well as maintaining a required fixed charge coverage ratio.

(I)
On April 1, 2015, the Company entered into a $25,000,000 term loan with The PrivateBank as part of an overall credit and security agreement. Beginning July 1, 2015, principal payments of $1,250,000 are due quarterly. The note bears interest based on LIBOR plus the applicable LIBOR margin, and matures on April 1, 2020 (approximately 5.24% at December 31, 2015). The agreement requires compliance with certain restrictive covenants, including a minimum EBITDA, minimum current ratio, fixed charge coverage ratio and maximum senior leverage ratio.

(J)	The Company has entered into a capital lease for one skilled nursing facility it operates effective April 1, 2015, that will expire in December 2024, at an imputed interest rate of 11.5%.

(K)	The Company has entered into various capital leases for vehicles and furniture, expiring at various dates between 2016 through 2018.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Aggregate annual maturities of long-term debt and payments on capital leases at December 31, 2015, are:

Property and equipment include the following building under a capital lease:

		Capital Lease
	Long-Term	Obligation
	Debt	Mesa Vista

2016	$12,489,966	$1,733,748
2017	9,246,269	1,777,080
2018	9,044,259	1,821,516
2019	8,400,000	1,867,056
2020	82,709,655	1,913,724
Later years	—	8,171,547

	$121,890,149	17,284,671
Less amount representing interest		6,747,841
Present value of future minimum lease payments		10,536,830
Less current maturities		550,957

Noncurrent portion		$9,985,873

Property and equipment include the following building under a capital lease:

	2015	2014

Building - Mesa Vista	$7,944,225	$—
Less accumulated depreciation	605,213	—

	$7,339,012	$—

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 10:	Leases
The Company leases all of the facilities they operate from certain REITs and various landlords. The leases require the Company to pay respective executory costs, which can include property taxes, insurance, utilities and maintenance varying on the specific terms of the leases in addition to the basic rent. The agreements also require the Company to periodically submit operational and financial information to the various lessors. The Company has granted the lessors a security interest and a contractual lien upon all of the assets related to the operations of the Company. The following table summarizes each of the Company’s lease agreements as of December 31, 2015:

Portfolio Name	Date of Lease	Number of Facilities	Lease Term (years)	Rent Changes	Security Deposit

SCC Granite #1 (1)	October 31, 2014	12	15	Decrease at the beginning of lease years 3, 6 and 11	Cash equal to two months’ rent
SCC Granite #1 – Crestwood (1)	March 31, 2014	2	15	Increase 2% annually	None
SCC Granite #2 (1)	December 1, 2009	4	10	Increase 2% annually	None
SCC NHP #1(1)	July 1, 2010	5	15	Increase 2.5% annually	Letter of credit equal to three months’ rent
SCC LTC #1	August 27, 2013, Amended November 12, 2015	11	15	Increase 2.5% annually through the 10th year; 3.0% annually thereafter(5)	Letter of credit equal to two months’ rent
SCC Sabra #1	November 1, 2014	1	10	Increase 2.75% annually	Letter of credit equal to $240,000
SCC Hidalgo #1	July 22, 2013	1	15	Increase 2% annually beginning in the 5th year (2)	Cash or letter of credit equal to $240,000
SCC Granite Trisun #1, #2, #4(1)	January 1, 2014	11	15	Increase 2% annually	Cash equal to two months’ rent
Corporate Office (3)	April 12, 2011	Corporate Office	5	$0.50 per square foot increase annually	None
Corporate Office	November 1, 2014	Corporate Office	9	Increase 3% annually	Cash equal to $48,339
Paramount	February 1, 2015	14	15 -17.5	Increase 1.25% - 2% annually	Cash equal to one month’s rent
CTLTC (6)	April 1, 2015 (4)	33	2 -12.5	Increase 2% - 3% annually	$750,000 - $2,050,000

Momentum (1)	June 30, 2015	4	10	Increase 2% annually	Cash or letter of credit equal to two months’ rent
Rio Grande (1)	June 30, 2015	1	15	Increase 2% annually	Cash or letter of credit equal to two months’ rent

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Portfolio Name	Date of Lease	Number of Facilities	Lease Term (years)	Rent Changes	Security Deposit

Vegas – Nursing and assisted living	September 1, 2015	9	15	Property taxes and maintenance	Cash equal to one month’s rent
Vegas - Hospice	September 1, 2015	4	1-5	Stated monthly amounts	None
Socorro (2)	November 12, 2015	1	15	Increase 2% annually beginning in the 5th year(2)	Cash or letter of credit equal to $243,000
Harden Pharmacy, LLC	November 1, 2012	1	3	Increase 3% annually	None

(1) Related party lessor
(2) The Company has the right to exercise a purchase option during the third year of the lease to purchase the building at a stated price if it so elects.
(3) A portion of the operating lease for the initial premises of the corporate office building was canceled with an effective date of December 31, 2014. The remaining leased premises were subleased effective November 1, 2014.
(4) On April 1, 2015, the Company acquired the equity of CTLTC Real Estate, LLC and assumed all of their existing operating leases for the skilled nursing and assisted living operations. See further discussion of this transaction in Note 13.
(5) On November 12, 2015, the master lease was amended to add two additional skilled nursing facilities included in the Cowtown portfolio. The amendment also stated that additional rent will be calculated and paid quarterly, based on a calculation of taking 10% of gross revenues over a stated amount up to an additional rent cap of $68,411.
(6) The Company has the right to exercise a purchase option to purchase the building at a stated price if it so elects.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Facility lease expense in the Company’s consolidated statements of operations includes minimum lease payments, straight-line expense in excess of current payments referred to as accrued facility rent expense, plus the amortization of favorable and unfavorable leases. The information regarding rental expense on long-term operating leases is as follows.

	2015	2014	2013

Minimum lease payments	$114,515,938	$58,880,013	$47,679,231
Accrued facility rent expense	5,565,233	3,085,436	2,859,702

	$120,081,171	$61,965,449	$50,538,933

Minimum commitments on long-term noncancelable operating leases at December 31, 2015, are:

	Related Party	Other	Total

2016	$50,708,721	$94,375,303	$145,084,024
2017	50,060,434	84,574,489	134,634,923
2018	50,674,760	86,572,816	137,247,576
2019	50,024,550	83,730,221	133,754,771
2020	42,715,455	84,849,891	127,565,346
Thereafter	320,339,460	711,831,767	1,032,171,227

	$564,523,380	$1,145,934,487	$1,710,457,867

Note 11:	Retirement Plan
The Company has a 401(k) plan covering substantially all employees. Under the retirement plan the Company can elect to match 50% of employee contributions up to 6% of each employee’s salary. The Company has not elected to contribute the discretionary match of employee contributions for the years ended December 31, 2015, 2014 and 2013.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Note 12:	Related Party Transactions
Leases
The following table summarizes the operating portfolios that lease certain skilled nursing and assisted living buildings from lessors who are related to the Company through common ownership. See further discussion of leasing arrangements in Note 10.

Portfolio Name	Number of Facilities	Number of Beds

SCC Granite #1 (1)	14	1,771
SCC Granite #2	4	488
SCC NHP #1 (2)	5	503
SCC Granite Trisun #1 (3)	3	366
SCC Granite Trisun #2	3	378
SCC Granite Trisun #4	5	624
Momentum	4	504
Rio Grande	1	180

(1) Includes twelve skilled nursing facilities and two assisted living facilities
(2) SCC Senior Care Investments, LLC was a 6.82% member in NHP SCC LLC until December 31, 2015, the lessor, which leases buildings and certain real property to the operating companies in SCC NHP Portfolio #1. See further discussion in Note 4.
(3) Includes two skilled nursing facilities and one assisted living facility
The following tables summarizes the accrued facility rent liability included on the consolidated balance sheets for years ended December 31, 2015 and 2014, and rent expense and accrued facility rent expense included on the consolidated statements of operations paid to related party lessors for the years ended December 31, 2015, 2014 and 2013, respectively.

	2015			2014
	Rent Expense	Accrued Facility Rent Expense	Accrued Facility Rent Liability	Rent Expense	Accrued Facility Rent Expense	Accrued Facility Rent Liability

SCC Granite #1	$23,379,400	$(3,983,470)	$951,303	$25,046,136	$(449,357)	$4,934,774
SCC Granite #2	5,620,291	(57,450)	1,323,890	5,507,335	52,753	1,381,340
SCC NHP #1	4,521,919	141,909	3,046,712	4,411,628	260,509	2,731,721
SCC Granite Trisun #1, #2, #4	9,782,274	1,274,433	2,740,661	9,589,812	1,466,228	1,466,228
Momentum	3,062,522	290,853	290,853	—	—	—
Rio Grande	1,137,500	173,917	173,917	—	—	—

	$47,503,906	$(2,159,808)	$8,527,336	$44,554,911	$1,330,133	$10,514,063

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

	2013
Portfolio Name	Rent Expense	Accrued Facility Rent Expense

SCC Granite #1	$25,167,291	$585,124
SCC Granite #2	5,402,017	160,793
SCC NHP #1	4,304,219	368,110
SCC Granite Trisun #1, #2, #4	—	—
Momentum	—	—
Rio Grande	—	—

	$34,873,527	$1,114,027

Notes Payable
At December 31, 2015 and 2014, the Company has notes payable to various investors (see
Note 9 – G) of $625,000 and $3,125,000, respectively. Interest expense for these notes payable for the years ended December 31, 2015, 2014 and 2013, was approximately $223,000, $487,000 and $778,000, respectively.

Note 13:	Business Combinations
Project Ranger - 2014
On January 1, 2014, the Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with Harden Therapy, LLC, the previous therapy provider for the managed facilities that Senior Care Center Management, LLC started managing effective January 1, 2014. Harden Therapy, LLC was a subsidiary of CTLTC (the “Seller”) prior to this transaction. As a result of this acquisition, Senior Rehab Solutions, LLC will have an opportunity to increase the amount of therapy services provided, as the surviving company will provide therapy services to the additional 28 managed skilled nursing facilities at December 31, 2014.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

The terms of the agreement granted the Seller a minority interest in Senior Rehab Solutions, LLC, and the Company retained an 85% ownership interest of the surviving company. Senior Rehab Solutions, LLC amended its original operating agreement to include a limited put right for the Seller to require Senior Rehab Solutions, LLC to purchase the 15% minority interest for an amount based on a defined calculation if certain conditions arise. The amended agreement also contains a mandatory put right in favor of the Company that allows the Company to purchase the minority interest in the surviving company for a stated price if it so elects. See further discussion of the Company’s purchase of the minority interest in 2015 below.
Tangible and intangible assets and liabilities transferred as a result of the agreement were minimal in value. The only consideration exchanged was granting the Seller a 15% minority interest in Senior Rehab Solutions, LLC. The fair value of the minority interest was calculated using an EBITDA multiple based on recent acquisitions in the therapy industry for like kind companies. Goodwill in the amount of $4,248,767 was recorded as a result of the transaction, and consists largely of the synergies and economies of scale expected from combining the operations. None of the goodwill resulting from the transaction will be deductible for tax purposes.
Project Ranger II - 2015
On April 1, 2015, the Company acquired 100% of the outstanding membership units of CTLTC Real Estate, LLC. After the transfer of membership interests, the Company began operating the 28 skilled nursing facilities and 8 assisted living facilities that it previously managed, acquired a pharmacy company and the 15% minority interest of Senior Rehab Solutions, LLC discussed above. As a result of the acquisition, the Company will have an opportunity to grow its portfolio of senior living operations in the state of Texas.
The goodwill of $1,800,403 arising from the acquisition consists largely of the addition of the pharmacy company expertise which expands the Company’s ancillary service line, which will lead to additional synergies and economies of scale in existing operations.
Consideration paid for the membership units totaled $41.5 million, which includes contingent consideration of $1,250,000 was received by the Company based on a working capital adjustment calculated 60 days after the effective date of the transaction. In addition, CTLTC real estate owed the Company $11,461,432 for management fees, payroll costs and rehabilitation therapy services, which was settled by the Company and recorded as part of the consideration transferred.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date. Based on a third-party valuation, acquired identifiable intangible assets and liabilities included favorable and unfavorable leases, noncompete agreements and customer relationships. The net fair value of the acquired identifiable intangible assets and liabilities was $14,661,168.

Fair Value of Consideration Transferred

Cash	$41,520,015
Settlement of pre-existing receivables due from acquiree	11,461,432

Total	52,981,447

Recognized Amounts of Identifiable Assets
Acquired and Liabilities Assumed

Current assets	26,345,087
Restricted cash	4,398,517
Property, plant and equipment	14,619,624
Vendor and lessor deposits	6,702,448
Identifiable intangible assets
Favorable leases	26,193,774
Noncompete agreements	753,000
Customer relationships	276,000

Current liabilities	10,143,363
Unfavorable leases	12,561,606
Capital lease liability	11,381,887

Total identifiable net assets	45,201,594

Consideration transferred in excess of total
identifiable net assets	7,779,853

Fair value of noncontrolling interest	5,979,450

Goodwill	$1,800,403

The fair value of the current assets acquired includes receivables with an estimated fair value of $23,113,850. The gross amounts due under the contracts is $32,865,952, of which $9,752,102 is expected to be uncollectible.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Project Vegas - 2015
On September 1, 2015, the Company entered into an agreement, which included the purchase of the equity of four hospice facilities and all of the assets of a rehabilitation therapy company, located in Louisiana. In addition, the agreement included the opportunity for the Company to enter into Exit Operations Transfer Agreements and lease agreements for eight long-term care facilities and one assisted living facility for which no consideration was transferred. As a result of the acquisition, the Company will have an opportunity to further diversify its operating portfolio with the addition of a hospice specialty and expand the geographic footprint of its operations. Additionally, the Company will have an opportunity to increase the amount of therapy services provided.
The goodwill of approximately $17.8 million arising from the acquisition consists largely of the new operating expertise in the hospice arena and additional rehabilitation patients, which will lead to additional synergies and economies of scale.
The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Fair Value of Consideration Transferred

Cash	$18,557,956

Recognized Amounts of Identifiable Assets
Acquired and Liabilities Assumed

Accounts receivable	1,183,083
Property, plant and equipment	127,425

Current liabilities	575,301

Total identifiable net assets	735,207

Goodwill	$17,822,749

Transfer Agreements
During 2015, the Company entered into various Exit Operations Transfer Agreements and lease agreements as further disclosed in Note 10. No consideration was transferred and thus no accounting implications resulted from these transactions.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

Acquisition Costs
For the years ended December 31, 2015, 2014 and 2013, respectively, the Company incurred third-party acquisition-related costs related to these transaction that are included within the total amount of startup expenses of $3,281,738, $2,561,648 and $1,975,600 shown on the consolidated statements of operations.

Note 14:	Disclosures About Fair Value of Assets and Liabilities
Fair Value of Financial Instruments
The following methods were used to estimate the fair value of financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.
Cash
The carrying amount approximates fair value.
Lines of Credit and Notes Payable
Fair value is estimated based on the borrowing rates currently available to the Company for bank loans or subordinated debt, as appropriate, with similar terms and maturities.
The lines of credit have variable interest rates; the carrying value approximates fair value at December 31, 2015 and 2014. Based on borrowing rates currently available to the Company for term loans, management believes that the carrying value of notes payable approximates fair value at December 31, 2015 and 2014.

Note 15:	Significant Estimates and Concentrations
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:
Allowance for Net Patient Service Revenue Adjustments
Estimates of allowances for adjustments included in net patient service revenue are described in Notes 1 and 2.

Senior Care Centers, LLC
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

General Litigation
The Company is subject to claims, lawsuits and regulatory compliance penalty assessments that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims, lawsuits and assessments will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.
Self-Insurance
Estimates related to the accrual of insurance claims are described in Notes 7 and 8.
Current Economic Conditions
Due to the current regulatory environment, economic uncertainties and the growing pressures on the budgets of both the state and federal governments, it is possible that Medicare and Medicaid reimbursement could change in the near term which could impact the financial results and cash flows of the Company. The values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments.

Note 16:	Commitments
The Company entered into an agreement to lease two inpatient hospice facilities in Louisiana upon the completion of construction which is expected in March 2016. The lease term is five years, and the rents payable increase 3% annually, with initial monthly rent of $53,333. The lease includes an obligation that the Company must purchase the premises for $8,000,000 between September 2016 and the expiration of the lease in September 2020.

Note 17:	Subsequent Events
Subsequent to year end, the line of credit described in Note 9(F) was amended to increase the revolving line commitment to $92,500,000.
Additionally, in February 2016, the Company entered into a $5,000,000 unsecured promissory note with an owner of the Company who is also a lessor. Interest on the unpaid principal balance will accrue at a rate of 15%. All outstanding principal and accrued and unpaid interest is due on maturity in May 2016. The Company may extend the maturity date for an additional 30 days.
Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the financial statements were issued.